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Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

FOR IMMEDIATE RELEASE	CONTACT:	Investors:	Ann Taylor
(404) 676-5383
		Media:	Dana Bolden
(404) 676-2683

THE COCA-COLA COMPANY REPORTS
THIRD QUARTER AND YEAR-TO-DATE 2007 RESULTS

  •
  Third quarter EPS increased 15 percent to $0.71.

  •
  Third quarter net revenue growth of 19 percent on worldwide unit case volume growth of 6 percent.

  •
  International unit case volume up 8 percent, led by 6 percent growth in Trademark Coca-Cola.

  •
  Balanced growth with sparkling beverage unit case volume up 4 percent and still beverage unit case volume up 14 percent.

  •
  Strong cash generation continued, with year-to-date cash from operations increasing 18 percent.

        ATLANTA, October 17, 2007—The Coca-Cola Company today reported third quarter earnings per share of $0.71, an increase of 15 percent versus the prior year quarter. Earnings per share for the quarter included a $0.03 per share charge primarily related to restructuring charges which was offset by a $0.03 per share gain primarily related to the sale of a portion of the Company's investment in Coca-Cola Amatil Limited. Earnings per share for the third quarter of 2006 were $0.62 and included a charge primarily related to asset impairment and restructuring charges, offset by a benefit primarily related to the reversal of a tax valuation allowance.

-more -

        "With another strong quarter of double-digit earnings growth, we are demonstrating our ability to create shareowner value from the combined strengths of our brands and our global reach," said Neville Isdell, chairman and chief executive officer, The Coca-Cola Company. "By continuing to execute—together with our bottling partners—our clearly defined strategies, we see further attractive opportunities ahead for the long-term sustainable growth of our system.

        "Once again, this strong performance was led by our international business. Emerging market growth, combined with sequential improvement in North America, resulted in our third consecutive quarter of 6 percent unit case volume growth. Global sparkling beverage volume growth remained robust at 4 percent, and still beverages increased 14 percent as we focused on the highest value opportunities around the world. As we enter the final quarter of the year, we will continue to leverage our leading brands and strategic acquisitions and build our innovation pipeline while driving productivity."

        President and chief operating officer Muhtar Kent said, "World-class system execution continues to drive balanced growth across our global markets and portfolio of products, while providing consistency and sustainability in our business. In the quarter, performance in our Latin America, Africa, Eurasia and Pacific operating groups remained robust and solid results in Japan, India and the Philippines reflect our ability to restore sustainable growth to key markets.

        "As expected, our European Union Group faced difficult comparables from a strong set of results in 2006. However, I am pleased with our ability to drive results across our portfolio of brands by utilizing innovations such as Coca-Cola Zero and trademark brands such as Minute Maid. I am also encouraged by the early signs of progress in North America. Importantly, these results reflect the mindset and actions of our people who share a relentless commitment to winning around the globe."

(All references to growth rate percentages and share compare the results of the period to those of the prior year comparable period.)

Financial Highlights

  •
  Third quarter net operating revenues increased 19 percent. Revenue growth reflected a 6 percent increase in concentrate sales, an 8 percent increase from structural changes resulting from acquisitions of certain bottlers, a 4 percent positive currency impact and a 1 percent favorable impact from pricing and mix.

  •
  Operating income in the quarter increased 10 percent on a reported basis and 12 percent after considering items impacting comparability. Items impacting comparability negatively affected third quarter pre-tax operating income by $84 million in 2007 and by $39 million in 2006. Currency benefited operating income in the quarter by 3 percent.

  •
  The Company has lowered its expected underlying effective tax rate on operations for 2007 to 22.0 percent from 22.5 percent, providing a $0.01 per share benefit in the quarter.

  •
  Year-to-date, the Company repurchased $1.6 billion of its stock and intends to repurchase a total of $1.75 to $2.0 billion of its stock for the full year.

  •
  Cash from operations was $5.5 billion year-to-date, compared with $4.6 billion in the prior year period, an increase of 18 percent.

Operational Highlights

(All references to unit case volume percentage changes in this section are computed based on average daily sales. Group operational highlights are reported in line with the Company's operating structure as described in the Company's Form 8-K filing dated April 2, 2007.)

Total Company

  •
  Unit case volume increased 6 percent in the third quarter, cycling 5 percent growth in the prior year quarter, and increased 6 percent year-to-date. Acquisitions contributed 1 point of unit case volume growth in the quarter.

  •
  International operations delivered 8 percent unit case volume growth in the quarter, reflecting double-digit growth in key emerging markets, including China, Turkey, Russia, India, Pakistan, Brazil, the Philippines, Eastern Europe and Southern Eurasia. Unit case volume growth of more than 4 percent in Japan reflected improved consistency in performance. The Latin America and Africa Groups continued to achieve strong broad-based unit case volume growth across all business units. Unit case volume declined 2 percent in the European Union as solid growth in Central and Southern Europe was offset by declines in Western Europe as a result of unfavorable weather in the quarter and the cycling of acquisitions, World Cup activation and favorable weather in the prior year quarter. North America achieved 1 percent unit case volume growth, reflecting improved performance and the benefit of acquisitions.

  •
  The Company continued to achieve strong growth in sparkling beverages, which increased unit case volume 4 percent in the quarter. Key brands led the way with Trademarks Coca-Cola, Fanta and Sprite growing unit case volume 4, 4 and 9 percent, respectively, in the quarter.

  •
  Still beverage unit case volume increased 14 percent in the quarter, continuing its strong performance. Unit case volume in the quarter for Trademark Dasani increased high single digits, cycling double-digit growth in the prior year quarter. Additionally, unit case volume of Trademark Powerade and Trademark Minute Maid increased double digits and low single digits, respectively, in the quarter.

  •
  Globally, the Company gained volume and value share in nonalcoholic ready-to-drink beverages, as well as in key beverage categories, including sparkling beverages, juice/juice drinks, sports drinks, water and energy drinks.

Africa

	Percent Change From Prior Year
	Third Quarter	Year- To-Date
Unit Case Volume	8%	11%
Net Revenues	8%	13%
Operating Income	2%	1%
  •
  The Africa Group unit case volume increased 8 percent in the quarter, reflecting 9 percent growth in South Africa and solid growth in Nigeria, East and Central Africa and North and West Africa. Net revenues for the quarter increased 8 percent, reflecting a 1 percent increase in concentrate sales and positive pricing and mix. Operating income increased 2 percent for the quarter reflecting the increase in net revenues, partially offset by restructuring charges, a slight negative currency impact and the continued investment in key marketing initiatives including the launch of Coca-Cola Zero in Egypt.

Eurasia

	Percent Change From Prior Year
	Third Quarter	Year- To-Date
Unit Case Volume	17%	17%
Net Revenues	24%	21%
Operating Income	65%	38%
  •
  The Eurasia Group's unit case volume increased 17 percent in the quarter, cycling 16 percent growth in the prior year quarter. Double-digit unit case volume growth across most of the Group, including Russia, India, Pakistan, Turkey, Eastern Europe and Southern Eurasia, drove the results. Net revenues for the quarter increased 24 percent, benefiting from a 20 percent increase in concentrate sales with positive pricing and currency benefits. Operating income growth in the quarter of 65 percent reflected the benefit of the net revenue increase and efficiency of investment in key business initiatives.

  •
  In India, unit case volume increased 21 percent in the quarter, driven by strong double-digit growth in Trademark Coca-Cola. Continued investment in building organizational capabilities, marketing communication and focus on improved execution by the consolidated bottling operations resulted in solid growth and share gains in sparkling and still beverages.

European Union

	Percent Change From Prior Year
	Third Quarter	Year- To-Date
Unit Case Volume	(2)%	4%
Net Revenues	6%	14%
Operating Income	3%	18%
  •
  Unit case volume in the European Union Group decreased 2 percent in the quarter, cycling 10 percent growth in the prior year quarter. Solid unit case volume growth in Central and Southern Europe was offset by a mid single-digit volume decline in Western Europe, resulting from unfavorable summer weather across Western Europe and the cycling of World Cup activation, acquisitions and favorable weather in the prior year quarter. Continued execution of core strategies led to stabilization or share gains in key categories across the Group, while the industry was impacted by the unfavorable summer weather. In the quarter, net revenues increased 6 percent, reflecting a 2 percent decrease in concentrate sales, positive pricing and mix, and a mid single-digit benefit from currency. Operating income in the quarter increased 3 percent, primarily reflecting the net revenue increase, the focus on operating expense management, and the continued investment in key marketing initiatives, including leveraging the Coke Side of Life, Music and iTunes marketing campaigns, as well as the continued success of Coca-Cola Zero.

  •
  Unit case volume in Germany decreased 9 percent, cycling 15 percent growth in the prior year quarter. The results reflected overall industry softness and were driven by unfavorable summer weather and the cycling of World Cup activities and favorable weather in the prior year quarter. Coca-Cola Zero continued its success with volume growth in the quarter. Additionally, increased availability in the discounter channel supported the results. Effective September 1, 2007, the Company successfully completed the consolidation of the German bottling system. The single bottler will over time improve the Company's speed and flexibility in the market and with customers to drive top-line performance and supply chain efficiencies.

Latin America

	Percent Change From Prior Year
	Third Quarter	Year- To-Date
Unit Case Volume	9%	9%
Net Revenues	28%	24%
Operating Income	22%	20%
  •
  The Latin America Group delivered strong unit case volume growth of 9 percent in the quarter, cycling 7 percent growth in the prior year quarter. Strong growth across all key markets and 7 percent growth in Trademark Coca-Cola drove the results. In the quarter, net revenues increased 28 percent, reflecting a 12 percent increase in concentrate sales, positive pricing and mix benefits, and a mid-single digit currency benefit. Operating income in the quarter increased 22 percent, reflecting the net revenue increase and the continued investment in key marketing initiatives, including continued support behind Coca-Cola Zero and the new on-the-go "Contour Grip" bottle to drive profitable single-serve growth.

  •
  In Mexico, unit case volume increased 7 percent in the quarter, cycling 4 percent growth in the prior year quarter and delivering share gains. The growth was led by Trademark Coca-Cola, which increased 5 percent for the quarter including the continued success of Coca-Cola Zero which led to volume and value share gains in sparkling beverages.

  •
  In Brazil, unit case volume growth for the quarter was 16 percent, cycling 11 percent growth in the prior year. Solid growth in Trademark Coca-Cola led to sparkling beverage share gains. Continued unit case volume growth in still beverages also drove the results and led to continued share gains.

  •
  In Argentina, solid growth in Trademark Coca-Cola, including the continued success of Coca-Cola Zero, and Trademark Fanta, which leveraged the global Fanta "Play" campaign, contributed to unit case volume growth of 5 percent in the quarter, cycling 14 percent growth in the prior year quarter, and led to share gains.

North America

	Percent Change From Prior Year
	Third Quarter	Year- To-Date
Unit Case Volume	1%	(1)%
Net Revenues	21%	11%
Operating Income	17%	2%
  •
  Unit case volume in the North America Group increased 1 percent in the quarter, reflecting a 2 percent increase in Retail, including a benefit from acquisitions, and even volume in Foodservice and Hospitality. Net revenues for the quarter increased 21 percent, reflecting a 2 percent increase in concentrate sales, positive pricing, a mix benefit from strong sales of energy drinks and Powerade and an increase due to acquisitions. Operating income in the quarter increased 17 percent, reflecting the net revenue increase, including the benefit from acquisitions, partially offset by the impact of higher input costs on the finished goods businesses and restructuring costs.

  •
  Sparkling beverage unit case volume declined 2 percent in the quarter, reflecting the expected difficult category environment resulting from increased retail pricing. Category share gains in sparkling beverages were led by the performance of diet sparkling beverages, which delivered even unit case volume growth in the quarter. Coca-Cola Zero continued to deliver strong performance in the quarter increasing unit case volume double digits leading to category share gains. Energy drinks continued to deliver strong double-digit growth in the quarter.

  •
  Still beverage unit case volume increased 10 percent in the quarter, reflecting solid growth in Powerade and Dasani, and the benefit from acquisitions. Powerade delivered double-digit unit case volume growth and gained share in the quarter. Dasani unit case volume increased mid single digits in the quarter, cycling double-digit growth in the prior year quarter. Warehouse-delivered chilled juices continued to gain category value share in the quarter, even though volume was negatively impacted by price increases to cover higher raw material costs. This decline was partially offset by continued unit case volume growth in Trademark Simply and Odwalla juices. Fuze and glacéau unit case volume increased ahead of our expectations and reflected increased availability and velocity.

  •
  On August 30, 2007, the Company announced the completion of the distribution agreement for the glacéau brands. The operating model is flexible, takes advantage of the strengths of the Coca-Cola system and leverages existing routes-to-market. The final distribution model is a hybrid which includes a mix of current distributors and bottlers with certain channels handled directly by the Company.

Pacific

	Percent Change From Prior Year
	Third Quarter	Year- To-Date
Unit Case Volume	11%	9%
Net Revenues	6%	7%
Operating Income	2%	2%
  •
  The Pacific Group increased unit case volume by 11 percent for the quarter, driven by double-digit growth in Trademark Coca-Cola. Net revenues for the quarter increased 6 percent, reflecting a 13 percent increase in concentrate sales, partially offset by unfavorable country mix. Operating income increased 2 percent for the quarter, driven by the increase in net revenues and a benefit from the cycling of restructuring charges in the prior year quarter, partially offset by the continued investment in key marketing initiatives and a negative low single digit currency impact.

  •
  In Japan, unit case volume increased more than 4 percent in the quarter, the fourth consecutive quarter of positive growth, leading to a share gain in the total nonalcoholic ready-to-drink category. Growth was led by a double-digit increase in Trademark Coca-Cola, as the three cola strategy delivered growth for all three brands, and continued growth in Trademark Sprite. In still beverages, the solid unit case volume growth of Sokenbicha, Aquarius, Qoo and in the water portfolio led to category share gains. Georgia Coffee unit case volume declined mid single digits in the quarter, reflecting softness in the category due to prolonged warm weather.

  •
  In China, unit case volume increased 20 percent led by double-digit growth in Trademark Coca-Cola, supported by the activation of the 2008 Summer Olympics campaign and continued success of the "Contour Grip" single serve package, and double-digit growth in Trademark Sprite. Still beverage unit case volume increased double digits in the quarter reflecting strong growth in Minute Maid. The strong performance across the portfolio resulted in share gains in both sparkling and still beverages.

  •
  In the Philippines, unit case volume increased by 13 percent in the quarter, cycling an 11 percent decline in the prior year quarter. The performance reflects the investment in key marketing initiatives and the focus on improving the route-to-market, reshaping and streamlining the supply chain and building sales capabilities.

Bottling Investments

	Percent Change From Prior Year
	Third Quarter	Year- To-Date
Unit Case Volume	63%	64%
Net Revenues	44%	49%
Operating Income	23%	70%
  •
  The Bottling Investments Group's unit case volume increased 63 percent in the quarter, including a benefit from acquisitions of certain bottlers. Net revenues increased 44 percent for the quarter due to the unit case volume increase, the acquisition of certain bottlers, favorable pricing and positive currency benefits, partially offset by negative mix due to unit case volume decline in Germany. The operating income increase in the quarter reflects the focus on driving improved financial performance through revenue increases, partially offset by the impact of restructuring charges in the current and prior year quarters.

Financial Review

Operating Results

        Net operating revenues for the quarter increased 19 percent, reflecting a 6 percent increase in concentrate sales, an 8 percent increase from structural changes resulting from acquisitions of certain bottlers, a 4 percent positive currency impact and a 1 percent favorable impact from pricing and mix.

        Cost of goods sold increased 27 percent for the quarter, reflecting a 6 percent increase in concentrate sales, a 16 percent increase from structural changes resulting from acquisitions of certain bottlers and items impacting comparability, a 4 percent increase from currency and increases in commodity-based input and freight costs.

        Selling, general and administrative expenses for the quarter increased 16 percent, reflecting a 6 percent increase from structural changes resulting from acquisitions of certain bottlers, a 4 percent increase from currency, increased costs in the consolidated bottling operations to drive growth and continued investments in marketing, while effectively managing overall costs through productivity initiatives.

        The Company had other operating charges in the quarter of $81 million pre-tax primarily related to restructuring charges.

        Operating income for the quarter increased 10 percent. After considering items impacting comparability, operating income increased 12 percent, reflecting the growth in gross profit, including the benefit of brand acquisitions, the investments in marketing and increased sales and service expenses in the bottling operations, while effectively managing general and administrative expenses through productivity initiatives. Currency increased operating income in the quarter by 3 percent. Based on current spot rates and the anticipated benefits of hedging coverage in place, the Company currently expects currency to have a mid single-digit favorable impact on operating income for the fourth quarter.

        Equity income increased 24 percent in the quarter, reflecting solid performance from the bottling system throughout the world and tax benefits recorded at an equity investee, partially offset by asset write-downs and restructuring costs recorded by equity investees.

        In the third quarter, the Company sold a portion of its ownership interest in Coca-Cola Amatil Limited, reducing its interest from 32 percent to 30 percent, and recorded a gain of $73 million pre-tax in Other Income.

Effective Tax Rate

        The reported effective tax rate for the quarter was 21.7 percent. The rate was reduced primarily due to lowering the estimated full year underlying effective tax rate. The Company is required to record income tax expense for the first nine months of the year based on the estimated effective tax rate for the year. As discussed in the second quarter earnings release, the Company had previously estimated that its underlying effective tax rate on operations would be approximately 22.5 percent for the full year. The Company now anticipates that its underlying effective tax rate on operations for the full year 2007 will be approximately 22.0 percent. To bring the effective tax rate for the first nine months of 2007 in line with the Company's currently estimated full year underlying effective tax rate, the Company recorded income tax expense at an underlying effective tax rate of approximately 21.0 percent in the third quarter. For 2008, the Company anticipates that its underlying effective tax rate on operations will be 22.0 to 22.5 percent. The Company's estimated underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

New Operating Structure

        As previously announced, effective January 1, 2007, the Company made certain changes to its operating structure to align geographic responsibility. This new structure resulted in the reconfiguration of two operating segments which were renamed Eurasia Group and Pacific Group. The reconfiguration did not impact the other existing geographic operating segments, Bottling Investments or Corporate.    Reclassified operating segment information can be found in the Company's Form 8-K filing dated April 2, 2007.

Items Impacting Prior Year Results

        In 2006, the third quarter results included a charge primarily related to asset impairment and restructuring charges, offset by a benefit primarily related to the reversal of a tax valuation allowance. In 2006, the second quarter results included a net benefit of $0.04 per share primarily due to a gain from the sale of shares in the initial public offering of the Turkish bottler, Coca-Cola Icecek S.A. In 2006, the first quarter results included a net reduction of $0.02 per share primarily related to non-cash impairment charges of certain assets and investments in the bottling operations in Asia.

Conference Call

        The Company will host a conference call with investors and analysts to discuss the third quarter 2007 results today at 8:30 a.m. (EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.thecoca-colacompany.com in the "Investors" section. A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on the Company's website. Further, the "Investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	September 28, 2007	September 29, 2006	% Change
Net Operating Revenues	$7,690	$6,454	19
Cost of goods sold	2,884	2,265	27

Gross Profit	4,806	4,189	15
Selling, general and administrative expenses	2,896	2,488	16
Other operating charges	81	39	—

Operating Income	1,829	1,662	10
Interest income	59	35	69
Interest expense	127	47	170
Equity income—net	287	231	24
Other income (loss)—net	65	(55)	—

Income Before Income Taxes	2,113	1,826	16
Income taxes	459	366	25

Net Income	$1,654	$1,460	13

Diluted Net Income Per Share*	$0.71	$0.62	15

Average Shares Outstanding—Diluted*	2,331	2,343

*
For the three months ended September 28 and September 29, "Basic Net Income Per Share" was $0.72 for 2007 and $0.62 for 2006 based on "Average Shares Outstanding—Basic" of 2,311 and 2,342 for 2007 and 2006, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)

(In millions except per share data)

	Nine Months Ended
	September 28, 2007	September 29, 2006	% Change
Net Operating Revenues	$21,526	$18,156	19
Cost of goods sold	7,765	6,101	27

Gross Profit	13,761	12,055	14
Selling, general and administrative expenses	7,906	6,844	16
Other operating charges	129	115	—

Operating Income	5,726	5,096	12
Interest income	150	152	(1)
Interest expense	300	173	73
Equity income—net	497	569	(13)
Other income (loss)—net	177	48	—

Income Before Income Taxes	6,250	5,692	10
Income taxes	1,483	1,290	15

Net Income	$4,767	$4,402	8

Diluted Net Income Per Share*	$2.05	$1.87	10

Average Shares Outstanding—Diluted*	2,326	2,354

*
For the nine months ended September 28 and September 29, "Basic Net Income Per Share" was $2.06 for 2007 and $1.87 for 2006 based on "Average Shares Outstanding—Basic" of 2,312 and 2,353 for 2007 and 2006, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)

(In millions except par value)

	September 28, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$4,616	$2,440
Marketable securities	195	150
Trade accounts receivable, less allowances of $111 and $63, respectively	3,116	2,587
Inventories	2,048	1,641
Prepaid expenses and other assets	2,120	1,623

Total Current Assets	12,095	8,441

Investments
Equity method investments	6,602	6,310
Cost method investments, principally bottling companies	504	473

Total Investments	7,106	6,783

Other Assets	2,634	2,701
Property, Plant and Equipment—net	8,003	6,903
Trademarks With Indefinite Lives	5,218	2,045
Goodwill	4,170	1,403
Other Intangible Assets	2,444	1,687

Total Assets	$41,670	$29,963

Liabilities and Shareowners' Equity
Current Liabilities
Accounts payable and accrued expenses	$7,130	$5,055
Loans and notes payable	7,992	3,235
Current maturities of long-term debt	60	33
Accrued income taxes	384	567

Total Current Liabilities	15,566	8,890

Long-Term Debt	1,594	1,314
Other Liabilities	3,438	2,231
Deferred Income Taxes	1,403	608
Shareowners' Equity
Common stock, $0.25 par value; Authorized—5,600 shares; Issued—3,519 shares and 3,511 shares, respectively	880	878
Capital surplus	6,947	5,983
Reinvested earnings	35,809	33,468
Accumulated other comprehensive income (loss)	(470)	(1,291)
Treasury stock, at cost—1,211 shares and 1,193 shares, respectively	(23,497)	(22,118)

Total Shareowners' Equity	19,669	16,920

Total Liabilities and Shareowners' Equity	$41,670	$29,963

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)

(In millions)

	Nine Months Ended
	September 28, 2007	September 29, 2006
Operating Activities
Net income	$4,767	$4,402
Depreciation and amortization	794	666
Stock-based compensation expense	241	237
Deferred income taxes	(67)	(32)
Equity income or loss, net of dividends	(331)	(420)
Foreign currency adjustments	6	47
Gains on sales of assets, including bottling interests	(213)	(127)
Other operating charges	129	115
Other items	59	127
Net change in operating assets and liabilities	72	(381)

Net cash provided by operating activities	5,457	4,634

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(3,935)	(784)
Purchases of other investments	(29)	(75)
Proceeds from disposals of other investments	266	210
Purchases of property, plant and equipment	(1,091)	(960)
Proceeds from disposals of property, plant and equipment	179	72
Other investing activities	(2)	(5)

Net cash used in investing activities	(4,612)	(1,542)

Financing Activities
Issuances of debt	7,094	298
Payments of debt	(3,599)	(2,075)
Issuances of stock	1,013	8
Purchases of stock for treasury	(1,699)	(1,212)
Dividends	(1,575)	(1,460)

Net cash provided by (used in) financing activities	1,234	(4,441)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	97	36

Cash and Cash Equivalents
Net increase (decrease) during the period	2,176	(1,313)
Balance at beginning of period	2,440	4,701

Balance at end of period	$4,616	$3,388

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 28, 2007 (1)	September 29, 2006 (4)	% Fav./ (Unfav.)	September 28, 2007 (2)	September 29, 2006 (5)	% Fav./ (Unfav.)	September 28, 2007 (2),(3)	September 29, 2006 (5),(6)	% Fav./ (Unfav.)
Africa	$312	$288	8	$99	$97	2	$97	$94	3
Eurasia	278	224	24	81	49	65	90	52	73
European Union	1,298	1,228	6	652	632	3	651	632	3
Latin America	835	654	28	430	353	22	431	350	23
North America	2,186	1,809	21	447	383	17	452	383	18
Pacific	1,206	1,134	6	428	421	2	427	419	2
Bottling Investments	2,107	1,464	44	58	47	23	308	253	22
Corporate	17	24	(29)	(366)	(320)	(14)	(343)	(357)	4
Eliminations	(549)	(371)	—	—	—	—	—	—	—

Consolidated	$7,690	$6,454	19	$1,829	$1,662	10	$2,113	$1,826	16

Note: Refer to the Company's Form 8-K filing dated April 2, 2007 for more information on the changes to the Company's operating structure.

(1)
Intersegment revenues for the three months ended September 28, 2007 were $19 million for Africa, $26 million for Eurasia, $280 million for European Union, $44 million for Latin America, $26 million for North America, $112 million for Pacific and $42 million for Bottling Investments.

(2)
Operating income (loss) and income (loss) before income taxes for the three months ended September 28, 2007 were reduced by $13 million for Africa, $2 million for Eurasia, $7 million for European Union, $1 million for Latin America, $13 million for North America, $14 million for Bottling Investments and $34 million for Corporate primarily due to restructuring costs.

(3)
Income (loss) before income taxes for the three months ended September 28, 2007 was increased by $21 million for Bottling Investments primarily due to our proportionate share of tax benefits recorded at an equity investee, offset by asset write-downs and restructuring costs recorded by equity investees, and was increased by $73 million for Corporate due to a gain on the sale of Coca-Cola Amatil shares.

(4)
Intersegment revenues for the three months ended September 29, 2006 were $14 million for Africa, $21 million for Eurasia, $245 million for European Union, $30 million for Latin America, $26 million for Pacific and $35 million for Bottling Investments.

(5)
Operating income (loss) and income (loss) before income taxes for the three months ended September 29, 2006 were reduced by $1 million for Africa, $7 million for European Union, $15 million for Pacific and $16 million for Bottling Investments primarily due to contract termination costs related to production capacity efficiencies, asset impairments and other restructuring costs.

(6)
Income (loss) before income taxes for the three months ended September 29, 2006 was reduced by $3 million for Bottling Investments due to certain items impacting equity investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Nine Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 28, 2007 (1)	September 29, 2006 (4)	% Fav./ (Unfav.)	September 28, 2007 (2)	September 29, 2006 (5)	% Fav./ (Unfav.)	September 28, 2007 (2),(3)	September 29, 2006 (5),(6)	% Fav./ (Unfav.)
Africa	$922	$815	13	$290	$287	1	$283	$279	1
Eurasia	849	701	21	330	239	38	347	257	35
European Union	3,837	3,362	14	2,085	1,774	18	2,086	1,778	17
Latin America	2,333	1,879	24	1,258	1,048	20	1,259	1,045	20
North America	5,950	5,363	11	1,294	1,264	2	1,294	1,263	2
Pacific	3,315	3,099	7	1,306	1,276	2	1,295	1,274	2
Bottling Investments	5,719	3,847	49	131	77	70	562	601	(6)
Corporate	49	66	(26)	(968)	(869)	(11)	(876)	(805)	(9)
Eliminations	(1,448)	(976)	—	—	—	—	—	—	—

Consolidated	$21,526	$18,156	19	$5,726	$5,096	12	$6,250	$5,692	10

Note: Refer to the Company's Form 8-K filing dated April 2, 2007 for more information on the changes to the Company's operating structure.

(1)
Intersegment revenues for the nine months ended September 28, 2007 were $41 million for Africa, $93 million for Eurasia, $743 million for European Union, $104 million for Latin America, $63 million for North America, $297 million for Pacific and $107 million for Bottling Investments.

(2)
Operating income (loss) and income (loss) before income taxes for the nine months ended September 28, 2007 were reduced by $33 million for Africa, $2 million for Eurasia, $12 million for European Union, $3 million for Latin America, $13 million for North America, $1 million for Pacific, $43 million for Bottling Investments and $35 million for Corporate primarily due to restructuring costs and asset write-downs.

(3)
Income (loss) before income taxes for the nine months ended September 28, 2007 was decreased by $141 million for Bottling Investments primarily due to our proportionate share of asset write-downs and restructuring costs recorded by equity investees and was increased by $209 million for Corporate primarily due to gains on the sale of real estate in Spain, the sale of our ownership in Vonpar, a bottler in Brazil, and the sale of Coca-Cola Amatil shares.

(4)
Intersegment revenues for the nine months ended September 29, 2006 were $29 million for Africa, $70 million for Eurasia, $656 million for European Union, $90 million for Latin America, $57 million for Pacific and $74 million for Bottling Investments.

(5)
Operating income (loss) and income (loss) before income taxes for the nine months ended September 29, 2006 were reduced by $1 million for Africa, $34 million for European Union, $20 million for Pacific and $60 million for Bottling Investments primarily due to contract termination costs related to production capacity efficiencies, asset impairments and other restructuring costs.

(6)
Income (loss) before income taxes for the nine months ended September 29, 2006 was increased by $9 million for Bottling Investments due to certain items impacting equity investees and was increased by $123 million for Corporate due to the gain on the sale of shares in the initial public offering of the Turkish bottler.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended September 28, 2007
		Items Impacting Comparability						% Change– After Considering Items (Non-GAAP)
						After Considering Items (Non-GAAP)
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters		% Change– Reported (GAAP)
Net Operating Revenues	$7,690					$7,690 (1)	19	19
Cost of goods sold	2,884	$(3)				2,881	27	27

Gross Profit	4,806	3				4,809	15	15
Selling, general and administrative expenses	2,896					2,896	16	16
Other operating charges	81	(81)				—	—	—

Operating Income (2)	1,829	84				1,913	10	12
Interest income	59					59	69	69
Interest expense	127					127	170	170
Equity income—net	287		$(21)			266	24	14
Other income (loss)—net	65			$(73)		(8)	—	—

Income Before Income Taxes	2,113	84	(21)	(73)		2,103	16	13
Income taxes	459	16	(7)	(31)	$4	441	25	5

Net Income	$1,654	$68	$(14)	$(42)	$(4)	$1,662	13	15

Diluted Net Income Per Share	$0.71	$0.03	$(0.01)	$(0.02)	$0.00	$0.71	15	15

Average Shares Outstanding—Diluted	2,331	2,331	2,331	2,331	2,331	2,331

Gross Margin	62.5%					62.5%
Operating Margin	23.8%					24.9%
Effective Tax Rate	21.7%					21.0%
	Three Months Ended September 29, 2006
		Items Impacting Comparability
					After Considering Items (Non-GAAP)
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investee	Certain Tax Matters (3)
Net Operating Revenues	$6,454				$6,454
Cost of goods sold	2,265				2,265

Gross Profit	4,189				4,189
Selling, general and administrative expenses	2,488				2,488
Other operating charges	39	$(39)			—

Operating Income	1,662	39			1,701
Interest income	35				35
Interest expense	47				47
Equity income—net	231		$3		234
Other income (loss)—net	(55)				(55)

Income Before Income Taxes	1,826	39	3		1,868
Income taxes	366	12	1	$41	420

Net Income	$1,460	$27	$2	$(41)	$1,448

Diluted Net Income Per Share	$0.62	$0.01	$0.00	$(0.02)	$0.62 (4)

Average Shares Outstanding—Diluted	2,343	2,343	2,343	2,343	2,343

Gross Margin	64.9%				64.9%
Operating Margin	25.8%				26.4%
Effective Tax Rate	20.0%				22.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)
Net operating revenues excluding structural changes:
	2007	2006	% Change
Reported net operating revenues	$7,690	$6,454	19%
Structural changes	(527)	—	—

Net operating revenues excluding structural changes	$7,163	$6,454	11%

(2)
Operating income for the three months ended September 28, 2007 includes a positive currency impact of approximately 3%. Ongoing, currency neutral operating income growth is 9%.
(3)
Primarily due to changes in reserves related to certain tax matters.
(4)
Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. See the Tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 28, 2007 and September 29, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended September 28, 2007
		Items Impacting Comparability						% Change– After Considering Items (Non-GAAP)
						After Considering Items (Non-GAAP)
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investees	Gains on Sales of Assets	Certain Tax Matters (1)		% Change– Reported (GAAP)
Net Operating Revenues	$21,526					$21,526	19	19
Cost of goods sold	7,765	$(13)				7,752	27	27

Gross Profit	13,761	13				13,774	14	14
Selling, general and administrative expenses	7,906					7,906	16	16
Other operating charges	129	(129)				—	—	—

Operating Income (2)	5,726	142				5,868	12	13
Interest income	150					150	(1)	(1)
Interest expense	300					300	73	73
Equity income—net	497		$141			638	(13)	14
Other income (loss)—net	177			$(209)		(32)	—	—

Income Before Income Taxes	6,250	142	141	(209)		6,324	10	11
Income taxes	1,483	30	19	(104)	$(37)	1,391	15	4

Net Income	$4,767	$112	$122	$(105)	$37	$4,933	8	14

Diluted Net Income Per Share	$2.05	$0.05	$0.05	$(0.05)	$0.02	$2.12	10	15

Average Shares Outstanding—Diluted	2,326	2,326	2,326	2,326	2,326	2,326

Gross Margin	63.9%					64.0%
Operating Margin	26.6%					27.3%
Effective Tax Rate	23.7%					22.0%
	Nine Months Ended September 29, 2006
		Items Impacting Comparability
						After Considering Items (Non-GAAP)
	Reported (GAAP)	Asset Impairments/ Restructuring	Equity Investee	Transaction Gains	Certain Tax Matters (1)
Net Operating Revenues	$18,156					$18,156
Cost of goods sold	6,101					6,101

Gross Profit	12,055					12,055
Selling, general and administrative expenses	6,844					6,844
Other operating charges	115	$(115)				—

Operating Income	5,096	115				5,211
Interest income	152					152
Interest expense	173					173
Equity income—net	569		$(9)			560
Other income (loss)—net	48			$(123)		(75)

Income Before Income Taxes	5,692	115	(9)	(123)		5,675
Income taxes	1,290	20	—	14	$9	1,333

Net Income	$4,402	$95	$(9)	$(137)	$(9)	$4,342

Diluted Net Income Per Share	$1.87	$0.04	$0.00	$(0.06)	$0.00	$1.84 (3)

Average Shares Outstanding—Diluted	2,354	2,354	2,354	2,354	2,354	2,354

Gross Margin	66.4%					66.4%
Operating Margin	28.1%					28.7%
Effective Tax Rate	22.7%					23.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

(1)
Primarily due to changes in reserves related to certain tax matters.
(2)
Operating income for the nine months ended September 28, 2007 includes a positive currency impact of approximately 3%. Ongoing, currency neutral operating income growth is 10%.
(3)
Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. See the Tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the nine months ended September 28, 2007 and September 29, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

The Coca-Cola Company

        The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's most valuable brand, the Company markets four of the world's top five nonalcoholic sparkling brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1.4 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and increased consumer information; increased competition; our ability to expand our operations in emerging markets; foreign currency and interest rate fluctuations; our ability to maintain good relationships with our bottling partners; the financial condition of our bottlers; our ability to maintain good labor relations, including our ability to renew collective bargaining agreements on satisfactory terms and avoid strikes or work stoppages; increase in the cost of energy; increase in cost, disruption of supply or shortage of raw materials; changes in laws and regulations relating to beverage containers and packaging, including mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and product quality as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; global or regional catastrophic events; and other risks discussed in our Company's filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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THE COCA-COLA COMPANY REPORTS THIRD QUARTER AND YEAR-TO-DATE 2007 RESULTS